 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2014 (September 19, 2014)

United Realty Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

60 Broad Street, 34th floor New York, NY 10004
(Address, including zip code, of Principal Executive Offices)

(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2014, United Realty Trust Incorporated (the “Company”), through United Realty Capital Operating Partnership L.P. (the “Operating Partnership”), became contractually bound, subject to certain customary closing conditions, to close on an agreement of sale (the “Carnegie PSA”) entered into on July 23, 2014, between United Realty Capital, LLC, an affiliate of the Company’s sponsor, and FRS Carnegie Plaza, L.L.C. (the “Carnegie Seller”), and assigned to the Operating Partnership through an assignment and assumption agreement entered into on September 19, 2014. Under the Carnegie PSA, the Operating Partnership will acquire the fee simple interest in a commercial property located at 7 Carnegie Plaza in Cherry Hill, New Jersey (the “Carnegie Property”). The Carnegie Seller does not have any relationship with the Company and the acquisition is not an affiliated transaction.

The Carnegie Property is a one-story office building with 90,070 rentable square feet, built in 1988 and renovated in 2004 and 2009, with 599 on-site outdoor parking spaces. Situated on approximately 17.4 acres near the New Jersey Turnpike, the Carnegie Property is located in an upscale suburb of Philadelphia, within 12 miles from Downtown Philadelphia. As of the date of this Current Report on Form 8-K, affiliates of the Carnegie Seller occupy the Carnegie Property. The Company anticipates that at closing, the Carnegie Property will be 100% leased to Fox Rehabilitation Services, P.C., an affiliate of the Carnegie Seller, under a triple-net lease (the “Carnegie Lease”). The Company also anticipates that during the first lease year of the Carnegie Lease the annual base rent will be $856,000, and that for each subsequent lease year of the Carnegie Lease, the annual base rent will be equal to the product of the annual base rent for the prior lease year, and the greater of (i) 3%; or (ii) the increase, if any, in the CPI. The lease expires in 2029 and does not carry any renewal options.

Pursuant to the terms of the Carnegie PSA, the Company’s obligation to close upon the acquisition is subject to certain conditions customary to commercial property acquisitions. The Carnegie PSA contains customary representations and warranties by the Carnegie Seller. The Company anticipates closing the acquisition of the Carnegie Property during the fourth quarter of 2014. There can be no assurance that the acquisition will be consummated.

The purchase price for the Carnegie Property is $9.3 million, exclusive of brokerage commissions and closing costs. The Company intends to fund the Carnegie Property’s purchase price with proceeds from its ongoing public offering as well as obtaining a first mortgage loan on the Carnegie Property from a lender yet to be identified in the amount of $6.6 million. There can be no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

Based on the Carnegie Property’s anticipated net operating income (calculated by subtracting estimated annualized property operating costs from annualized rental income) of $856,000, the base purchase price of $9.3 million represents an acquisition capitalization rate of 9.2% (calculated by dividing net operating income by the base purchase price).

The table below shows the estimated annual base rent and the estimated effective annual rent per rentable square foot over the next 15 years, in both cases assuming 100% occupancy by Fox Rehabilitation Services, P.C. and 3% annual rent increases.

Lease Year	Estimated Annual Base Rent	Estimated Effective Annual Rent Per Rentable Square Foot
1	$856,000	$9.50
2	$881,335	$9.79
3	$907,775	$10.08
4	$935,008	$10.38
5	$963,058	$10.69
6	$991,950	$11.01
7	$1,021,709	$11.34
8	$1,052,360	$11.68
9	$1,083,931	$12.03
10	$1,116,449	$12.40
11	$1,149,942	$12.77
12	$1,184,440	$13.15
13	$1,219,974	$13.54
14	$1,256,573	$13.95
15	$1,294,270	$14.37

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED REALTY TRUST INCORPORATED

Date: September 23, 2014	By:	/s/ Jacob Frydman
Name: Jacob Frydman
Title: Chief Executive Officer, Secretary and
Chairman of the Board of Directors